Exhibit 99.1

Company Contact:	Investor Relations Contact:

Ms. Teresa Zhang	Mr. Shaun Smolarz
Chief Financial Officer	Financial Writer
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-701-7444
Email: teresa.zhang@chinawindsystems.com	Email: shaun.smolarz@ccgir.com
www.chinawindsystems.com
Mr. Crocker Coulson
President
CCG Investor Relations
Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Reports Strong Fourth Quarter and
Fiscal Year 2009 Results

•	2009 revenues increase 26% to $53.5 million

•	Adjusted net income increased 35% year over year to $7.8 million, or $0.34 per diluted share

Wuxi, Jiangsu Province, China – March 31, 2010 – China Wind Systems, Inc. (NASDAQ: CWS), (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China,  today announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Highlights

•	Net revenues increased 45.9% year over year to $15.9 million

•	Revenue from the sale of forged products for the wind power and other industries increased 111.4% year over year to $10.5 million, or 65.9% of net revenues

•	Revenue from the sale of forged products exclusively to the wind power industry increased 327.1% year over year to $6.8 million, or 43.0% of net revenue

•	Gross profit increased 63.2% year over year to $4.3 million

•	Net income allocable to common shareholders was $1.1 million, or $0.05 per diluted share

•	Excluding a $1.6 million deemed preferred dividend and other non-cash expenses, adjusted net income was $2.7 million, or $0.11 per diluted share, up 86.0% year-over-year

2009 Full Year Highlights

•	Net revenues increased 26.4% to $53.5 million year over year

•	Revenue from the sale of forged products for the wind power and other industries increased 104.2% year over year to $35.7 million, or 66.8% of net revenues

•	Revenue from the sale of forged products exclusively to the wind power industry increased 198.5% year over year to $20.1 million, or 37.6% of net revenue

•	Gross profit increased 22.5% to $12.9 million

•	Net income allocable to common shareholders was $5.6 million, or $0.24 per diluted share

•
Excluding deemed preferred dividends and other non-cash expenses, adjusted net income was $7.8 million, or $0.34 per diluted share, up 35.1% from adjusted net income of $5.8 million, or $0.27 per diluted share, in 2008

•	Opened new forged product manufacturing facility in Wuxi City

•	Began construction of electro-slag remelted production line

•	Listed on the NASDAQ Global Market

“This was a landmark year for China Wind Systems. We started production of our new forged products facility in March 2009 and won a number of sizable contracts for our forged products with customers in the wind power industry and other industries, resulting in substantial earnings growth,” said Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. “In October 2009, we announced our plans to expand our forged products facility to manufacture electro-slag remelted forged products for the high performance components market of the wind power industry, which we completed in March 2010.  We have also listed our shares on the NASDAQ Global Market, further elevating our profile in the investment community.”

Fourth Quarter 2009 Results

Net revenue for the fourth quarter of 2009 increased 45.9% to $15.9 million, compared to $10.9 million for the same period in 2008. The increase was primarily due to strong sales growth of forged rolled rings for the wind power industry segment. Revenue from the sale of forged rolled rings for the wind power industry and other industries grew 111.4% to $10.5 million, or 65.9% of net revenue, for the fourth quarter of 2009, compared to $4.9 million, or 45.5% of net revenue, for the same period of the prior year. Revenue from the sale of forged rolled rings exclusively for the wind power industry rose 327.1% to $6.8 million, representing 43.0% of net revenue, compared to $1.6 million, or 14.7% of net revenues in the fourth quarter of 2008.  Revenue from the Company’s dyeing and finishing equipment segment decreased 8.2% to $4.9 million, or 30.9% of net revenues, compared to $5.3 million, or 49.0% of net revenue, for the fourth quarter of 2009 due to the impact of the global recession on China’s textile industry.

Gross profit for the fourth quarter of 2009 increased 63.2% to $4.3 million, from $2.7 million for the same period in the prior year. Gross margin was 27.3% compared to 24.4% for the same period in 2008. The dyeing and finishing equipment segment’s gross margin was 21.7%, down from 26.3% in the comparable period in 2008, resulting from higher raw materials costs and industry pricing pressure. Gross margin for forged rolled rings and electric power equipment was 25.1%, compared with 23.8% in the same period last year. The increase was attributable to cost savings resulting from the Company’s ability to manufacture its own forged products at its new forged products facility which came online in March 2009. As the Company improves its efficiency at the new facility, the Company expects the gross margins for forged products to continue to expand.

Operating expenses decreased 1.1% to $566,393, compared to $572,748 in the comparable period last year, primarily resulting from lower professional fees.

Operating income increased 80.8% to $3.7 million for the fourth quarter of 2009, from $2.1 million for the same period in the prior year.

Net income allocable to common shareholders was $1.1 million, compared to $1.5 million in the fourth quarter of 2008. Diluted earnings per share were $0.05 compared to $0.07 in the comparable period last year. Fourth quarter of 2009 adjusted net income excluding $1.6 million in non-cash deemed preferred stock dividends related to issuance of 2.4 million series A preferred shares and other non-cash expenses increased 86.0% to $2.7 million, or $0.11 per diluted share, from $1.5 million, or $0.07 per diluted share, a year ago. Diluted earnings per share were calculated using weighted average shares of 24,006,547 and 21,207,070 for the three months ended December 31, 2009 and December 31, 2008, respectively.

Fiscal Year 2009 Results

In 2009, revenue increased 26.4% to $53.5 million, as compared to $42.3 million in 2008. Gross profit increased 22.5% to $12.9 million, as compared to $10.5 million in 2008. Gross margin was 24.2%, as compared to 25.0% in 2008. Operating income increased 32.9% to $10.7 million, from $8.1 million in 2008. Net income allocable to common shareholders was $5.6 million, or $0.24 per diluted share, compared to $0.6 million, or $0.03 per diluted share, in 2008. Adjusted net income increased 35.1% to $7.8 million, or $0.34 per diluted share, from $5.8 million, or $0.27 per diluted share in 2008.  Diluted earnings per share were calculated using weighted average shares of 22,821,086 and 21,207,070 for 2009 and 2008, respectively.

Financial Condition

As of December 31, 2009, the Company had cash and cash equivalents of $2.3 million, accounts receivable of $6.0 million and working capital of $4.7 million. The Company had $2.0 million in short-term loans payable and stockholders’ equity of $45.3 million.

In 2009, the Company generated $9.3 million in operating cash flow and spent $12.7 million in capital expenditures, primarily for property and equipment related to the new forged products facility and ESR production line.

Business Outlook

“We completed trial production at our new ESR production line in March 2010 and anticipate delivering the first batch of ESR product towards the end of April 2010,” commented Mr. Wu. “We believe that this new product line strengthens our competitive edge among other forged components suppliers in the industry. In addition, as the trend in China’s wind power industry shifts towards producing larger 5MW offshore and near-shore wind turbines, we expect that, given our strategic positioning as a large precision forged rolled rings provider, we will be able to meet our 40,000-ton production capacity target and deliver 4,000 tons of ESR product in 2010.”

Conference Call

China Wind Systems will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, March 31, 2010 to discuss its fourth quarter and full-year 2009 results. To participate in the live conference call, please dial (877) 359-2891 approximately ten minutes prior to the start of the call and when prompted enter passcode 658 881 10; international callers dial (702) 224-9578.  A replay will be available for 14 days starting March 31 at 10:00 a.m. ET. To access the replay, dial (877) 642-1687 and enter passcode 658 881 10; international callers dial (706) 645-9291.

Use of Non-GAAP Financial Information

GAAP results for the three months and years ended December 31, 2009 and 2008 include the significant non-cash charges which do not relate to the operation of the business including deemed preferred dividends related to the Company’s series A preferred stock and non-cash interest charges related to the 3% convertible notes issued in November 2007 and another financing. These are non-cash events which do not affect the Company's operations. To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table at the end of this release.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile industry in China. With its newly finished state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	Three months Ended December 31,
	2009		2008
	Net income allocable to common shareholders	Diluted EPS	Net income allocable to common shareholders	Diluted EPS
Amount per consolidated statement of operations	$1,124,063	$0.05	$1,460,078	$0.07
Adjustments
Deemed dividend to preferred stockholders	$1,560,000	$0.06	$-	$-
Non-cash interest from amortization of debt discount	$32,000	$-	$-	$-
Amortization of debt issuance costs	$-	$-	$-	$-
Noncash interest from debt conversion	$6,783	$-	$-	$-
Adjusted amount	$2,716,063	$0.11	$1,460,078	$0.07

Weighted average diluted shares, 24,006,547 for three months ended December 31,2009 and 21,207,070 for three months ended December 31, 2008

	Twelve months Ended December 31,
	2009		2008
	Net income allocable to common shareholders	Diluted EPS	Net income allocable to common shareholders	Diluted EPS
Amount per consolidated statement of operations	$5,587,173	$0.24	$598,201	0.03
Adjustments
Deemed dividend to preferred stockholders	$2,022,000	$0.09	$2,884,062	0.14
Non-cash interest from amortization of debt discount	$47,992	$-	$2,263,661	0.11
Amortization of debt issuance costs	$-	$-	$21,429	-
Noncash interest from debt conversion	$135,272	$0.01	$-	-
Adjusted amount	$7,792,437	$0.34	$5,767,353	0.27

Weighted average diluted shares, 22,821,086 for twelve months ended December 31,2009 and 21,207,070 for twelve months ended December 31, 2008

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008

NET REVENUES	$15,880,399	$10,885,299	$53,457,566	$42,285,485

COST OF SALES	11,550,270	8,231,321	40,536,636	31,740,041

GROSS PROFIT	4,330,129	2,653,978	12,920,930	10,545,444

OPERATING EXPENSES:
Depreciation	82,996	77,643	326,972	305,832
Selling, general and administrative	483,397	495,105	1,880,455	2,176,282

Total Operating Expenses	566,393	572,748	2,207,427	2,482,114

INCOME FROM OPERATIONS	3,763,736	2,081,230	10,713,503	8,063,330

OTHER INCOME (EXPENSE):
Interest income	1,869	1,850	2,727	13,569
Interest expense	(57,227)	(25,985)	(311,127)	(2,324,859)
Foreign currency loss	(5,931)	(13,400)	(9,337)	(13,400)
Grant income	35	-	146,180	-
Debt issuance costs	-	-	(14,000)	(21,429)

Total Other Income (Expense)	(61,254)	(37,535)	(185,557)	(2,346,119)

INCOME BEFORE INCOME TAXES	3,702,482	2,043,695	10,527,946	5,717,211

INCOME TAXES	1,018,419	583,617	2,918,773	2,234,948

NET INCOME	2,684,063	1,460,078	7,609,173	3,482,263

DEEMED PREFERRED STOCK DIVIDEND	(1,560,000)	-	(2,022,000)	(2,884,062)

NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$1,124,063	$1,460,078	$5,587,173	$598,201

COMPREHENSIVE INCOME: NET INCOME	$2,684,063	$1,460,078	$7,609,173	$3,482,263

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	3,126	9,391	87,455	1,688,944

COMPREHENSIVE INCOME	$2,687,189	$1,469,469	$7,696,628	$5,171,207

NET INCOME PER COMMON SHARE:
Basic	$0.07	$0.11	$0.37	$0.04
Diluted	$0.05	$0.07	$0.24	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,514,682	13,333,496	15,236,023	13,333,496
Diluted	24,006,547	21,207,070	22,821,086	21,207,070

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,278,638	$328,614
Notes receivable	329,492	269,549
Accounts receivable, net of allowance for doubtful accounts	6,046,422	4,518,259
Inventories, net of reserve for obsolete inventory	2,232,264	1,892,090
Advances to suppliers	450,507	117,795
Due from related party	-	437,688
Prepaid VAT on purchases	378,543	-
Prepaid expenses and other	213,835	21,744

Total Current Assets	11,929,701	7,585,739

PROPERTY AND EQUIPMENT - net	36,863,501	25,939,596

OTHER ASSETS:
Land use rights, net	3,729,427	3,806,422

Total Assets	$52,522,629	$37,331,757

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$2,040,111	$1,021,272
Accounts payable	3,404,521	2,485,137
Accrued expenses	556,662	187,605
VAT and service taxes payable	25,284	97,341
Advances from customers	143,261	45,748
Income taxes payable	1,018,514	569,371

Total Current Liabilities	7,188,353	4,406,474

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value;
(December 31, 2009 and 2008 - 60,000,000 shares authorized, all of which were designated as series A convertible preferred, 15,419,088 and 14,028,189 shares
issued and outstanding at December 31, 2009 and 2008, respectively)	15,419	14,028
Common stock ($0.001 par value; 150,000,000 shares authorized;
16,402,204 and 14,965,182 shares issued and outstanding
at December 31, 2009 and 2008, respectively)	16,402	14,965
Additional paid-in capital	22,332,756	15,601,219
Retained earnings	18,595,037	13,639,641
Statutory reserve	1,252,980	621,203
Other comprehensive gain - cumulative foreign currency translation adjustment	3,121,682	3,034,227

Total Stockholders' Equity	45,334,276	32,925,283

Total Liabilities and Stockholders' Equity	$52,522,629	$37,331,757

See notes to consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,609,173	$3,482,263
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	1,808,899	648,952
Amortization of debt discount to interest expense	47,992	2,263,661
Interest expense related to debt conversion	135,272	-
Amortization of debt offering costs	-	21,429
Amortization of land use rights	86,413	84,906
Increase (decrease) in allowance for doubtful accounts	(118,872)	203,414
Increase in inventory reserve	81,222	-
Stock-based compensation expense	188,483	113,420
Changes in assets and liabilities:
Notes receivable	(59,241)	(265,366)
Accounts receivable	(1,397,241)	(2,384,061)
Inventories	(416,511)	164,596
Prepaid VAT on purchases	(378,339)	-
Prepaid and other current assets	(159,587)	338,063
Advances to suppliers	(332,241)	869,784
Due from related party	438,540	(430,894)
Accounts payable	912,852	490,230
Accrued expenses	376,435	(894)
VAT and service taxes payable	(72,260)	(360,984)
Income taxes payable	447,487	26,434
Advances from customers	97,347	(36,229)

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,295,823	5,228,724

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in due from related parties	-	145,534
Proceeds from sale of cost-method investee	-	35,908
Deposit on long-term assets - related party	-	(89,721)
Purchase of property and equipment	(12,662,466)	(13,813,297)

NET CASH USED IN INVESTING ACTIVITIES	(12,662,466)	(13,721,576)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	1,207,080	143,632
Proceeds from exercise of warrants	615,945	2,187,566
Proceeds from sale of common stock		1,393,883
Proceeds from sale of preferred stock, net	3,493,000	-
Payments on related party advances	-	(102,979)

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,316,025	3,622,102

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	642	173,930

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,950,024	(4,696,820)

CASH AND CASH EQUILAVENTS - beginning of year	328,614	5,025,434

CASH AND CASH EQUIVALENTS - end of year	$2,278,638	$328,614

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$125,430	$75,159
Income taxes	$2,485,941	$2,208,514

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount for grant of warrants	$92,985	$-
Deemed preferred stock dividend reflected in paid-in capital	$2,022,000	$2,884,062
Reclassification of long-term deposit-related party to distribution	$-	$2,717,099
Common stock issued for prior and future service	$40,500	$-
Convertible debt converted to series A preferred stock	$-	$5,525,000
Deposit on long-term assets-related party reclassified to intangible assets	$-	$3,304,219
Deposit on long-term assets-related party reclassified to property and equipment	$-	$5,516,895
Series A preferred converted to common shares	$2,109	$759
Common stock issued for debt and interest	$146,180	$-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(cont)

	For the Years Ended
	December 31,
	2009	2008
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount for grant of warrants	$92,985	$-
Deemed preferred stock dividend reflected in paid-in capital	$2,022,000	$2,884,062
Reclassification of long-term deposit-related party to distribution	$-	$2,717,099
Common stock issued for prior and future service	$40,500	$-
Convertible debt converted to series A preferred stock	$-	$5,525,000
Deposit on long-term assets-related party reclassified to intangible assets	$-	$3,304,219
Deposit on long-term assets-related party reclassified to property and equipment	$-	$5,516,895
Series A preferred converted to common shares	$2,109	$759
Common stock issued for debt and interest	$146,180	$-

See notes to consolidated financial statements.

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